FOR IMMEDIATE RELEASE
                         CONTACT:  PAUL K. REYNOLDS
                         217-429-2306


                   FIRST MUTUAL BANCORP, INC.
               COMPLETES STOCK REPURCHASE PROGRAM
               AND ANNOUNCES INTENTION TO COMMENCE
                  NEW STOCK REPURCHASE PROGRAM


     February 5, 1997, Decatur, Illinois -- Paul K. Reynolds, President and Chief Executive Officer of First Mutual Bancorp, Inc., announced today that the Company had completed its latest stock repurchase program. The Company repurchased 235,000 shares of Common Stock in open-market purchases at an average price of $15.19 per share.

     Mr. Reynolds also announced the Company's intention to commence a new repurchase program to acquire up to 5% of its outstanding common stock. Mr. Reynolds stated that the Company's common stock remains an attractive investment, particularly in view of the current price at which the common stock is trading relative to the Company's earnings per share and book value per share and market and economic conditions generally.

     The repurchases generally will be effected through open market purchases, and potentially, through unsolicited negotiated transactions or other types of repurchases.

     First Mutual Bancorp, Inc. is the holding company for First
Mutual Bank, S.B., a bank with twelve offices located in Central
Illinois. The Company's common stock is traded on the NASDAQ market under the symbol "FMBD".

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